Exhibit 10.13
EMPLOYMENT AND COMPENSATION AGREEMENT
PURPOSE
This document sets forth the terms of an agreement (the Agreement) between EZCORP, Inc. and Texas EZPAWN, L.P. (collectively the “Company”) and Paul E. Rothamel.
TERM OF THE AGREEMENT
This Agreement will be effective for the period from September 14, 2009 through September 30, 2011. At the end of this initial term, the Agreement will extend for an additional 12 months annually unless one party notifies the other party, with 90 days notice, of the desire to end the agreement.
GENERAL TERMS OF COMPENSATION AND BENEFITS
TITLE: Mr. Rothamel’s employment is with Texas EZPAWN, L.P. Mr. Rothamel’s title will be Executive Vice President and Chief Operating Officer of EZCORP and report to the President and Chief Executive Officer of EZCORP.
BASE SALARY: For fiscal 2010, Mr. Rothamel’s base salary will be $500,000, paid in accordance with the Company’s standard payroll practices. His salary will be reviewed and considered for merit increases prior to the beginning of each fiscal year of active employment; however, there is no guarantee that his base salary will increase every year.
SHORT TERM INCENTIVE: Mr. Rothamel will be eligible for a bonus in fiscal 2010 (beginning October 1, 2009) and each fiscal year of active employment, subject to the terms of the Company’s then-current Incentive Compensation Program. His Bonus Target amount for fiscal year 2010 and 2011 will be 100% of base salary. Mr. Rothamel’s individual award will be determined by actual results achieved against previously established objectives. While it is possible that he may fail to earn a bonus in any given year, it is also possible for him to earn up to I50% of the Bonus Target amount for outstanding performance. In addition to the above incentive plan, Mr. Rothamel will receive a one-time special bonus payment of $125,000 on October 15, 2009 provided he is actively employed by the Company on that date.
EQUITY: Mr. Rothamel will receive a grant of 25,000 restricted shares of EZCORP (EZPW) Class A, non-voting stock within thirty days of his start date. These shares will cliff vest in three years from the date of the grant and be subject to the terms and conditions of the Plan. Thereafter, he will be eligible for annual equity reviews.

PAID TIME OFF: Mr. Rothamel will be eligible for 4 weeks paid vacation and 5 paid personal days annually beginning in 2010. For the remainder of 2009, he will be eligible for two weeks vacation. Unused vacation days and personal days cannot be carried over from one year to another.
BENEFITS: As Executive Vice President and Chief Operating Officer, Mr. Rothamel will be eligible for participation in all Company benefit programs, including medical, dental, vision, life insurance, long-term disability insurance and accidental death & disability insurance, in accordance with the applicable terms and conditions of those respective plans. He will be eligible for participation in the Company’s 401(k) Plan, subject to that plan’s terms and conditions, and he will be eligible to participate, at the highest level, in the Company’s Executive Medical Supplement Plan and Supplemental Executive Retirement Plan, in accordance with the terms and conditions of those plans.
RELOCATION: The Company will provide Mr. Rothamel with a relocation package to move from Omaha to Austin, Texas that includes the following Company-paid items:
a.)	Temporary housing in Austin for up to ten months from the start date.

b.)	Air travel to Omaha twice monthly during the temporary living period.

c.)	Air travel from Omaha to Austin for spouse and children for three house hunting trips.

d.)	Packing and movement of household goods from Omaha to Austin.

e.)	A one-time Moving Allowance of $80,000 net of federal taxes to cover house closing costs and incidentals.

f.)	Moving expenses grossed-up for Federal taxes.
In the event Mr. Rothamel should leave the Company voluntarily or he is discharged for cause, within two years of the payments included in this relocation plan, he will be responsible for the repayment to the Company of all relocation costs, including tax gross-up.
POST-EMPLOYMENT ARRANGEMENTS
A.	RESIGNATION FROM THE COMPANY
1.	Voluntary Resignation: In the event of Mr. Rothamel’s voluntary resignation prior to the expiration of this Agreement, he will receive his accrued base salary through the effective date of his resignation. He will receive no other termination benefits from the Company.

2.	Resignation for Good Reason: Mr. Rothamel shall provide written notice to the Company of the existence of a condition or reason he believes constitutes Good Reason, as defined below. This written notice must be provided within 90 days of discovery of such condition or reason; it must also provide sufficient detail to allow the Company an opportunity to respond and, if required, to cure the specified condition or reason within 30 days of receiving such notice. If the Company cures the condition, or if the reason does not constitute Good Reason as defined below, Mr. Rothamel will withdraw his notice.
For purposes of this Agreement, “Good Reason” will be defined as any action, without Mr. Rothamel’s written consent, which results in one or more of the following:
a)	Material diminution of, or material change to, his job title; reporting relationship, or responsibilities, authorities and duties from his current role as Executive Vice President and Chief Operating Officer of EZCORP.

b)	Reduction of his annual base salary below $500,000 and/or your target bonus opportunity below 100% of base salary.

c)	Removal of his principal work location from the Austin metropolitan area to a municipality more than 50 miles distant from Austin.

d)	A change of control as defined in the EZCORP, Inc. 2006 Incentive Plan, including any amendments to that plan.

e)	A requirement that he perform an unlawful, dishonest or unethical act.
If the condition or reason cited by Mr. Rothamel, in fact, constitutes Good Reason as defined above, and if the Company does not cure the specified condition or reason within the 30 day notice period, Mr. Rothamel may resign and the following compensation and benefits will be provided to him:
a)	Continuation of his base salary through the effective date of his resignation for Good Reason.

b)	Payment of an amount equal to one year of his then-current base salary.

c)	Continuation of his Company healthcare plan under COBRA and at the COBRA rate for a period of one year, during which time the Company will reimburse him for COBRA costs, including the gross-up of such payments for federal taxes.

TERMINATION BY THE COMPANY
1.	Termination for Cause: In the event of a termination of Mr. Rothamel’s employment by the Company for Cause, as defined below, he will receive his base salary through the effective date of such termination, paid according to the regular payroll schedule of the Company, and he will receive no other termination benefits. The Company will provide Mr. Rothamel with written notice of the existence of any reason it believes constitutes Cause within 90 days of discovery of such reason. If the reason cited is such that Mr. Rothamel is able to cure the Cause within 30 days, the Company will provide that period for cure prior to any termination.

For purposes of this Agreement, “Cause” is defined as any intentional and material misapplication of Company funds; any material act of dishonesty; any conviction of a felony involving moral turpitude; any conviction for the unlawful possession of a controlled substance, or any on-going refusal to perform the lawful and reasonable business directives of the Board of Directors. Unsatisfactory job performance, without the existence of any of the other reasons set forth in this paragraph, shall not constitute Cause under this Agreement.

2.	Termination without Cause: In the event that Mr. Rothamel is terminated without cause, he will receive the following compensation and benefits:
a)	Continuation of his base salary through the effective date of his termination without cause.

b)	Payment of a sum equal to a prorated portion of his current-year Target Bonus amount, payable as a lump sum within 30 days of such termination.

c)	Payment of an amount equal to one year of his then-current base salary.

d)	Continuation of his Company healthcare plan under COBRA and at the COBRA rate for a period of one year, during which time the Company will reimburse him for COBRA costs, including the gross-up of such payments for federal taxes.

B.	TERMINATION DUE TO DEATH OR DISABILITY
1.	Death: In the event of Mr. Rothamel’s death during his active employment with the Company his employment will terminate immediately and the following compensation and benefits will be paid:
a)	Continuation of his base salary through the effective date of his termination due to death.

b)	Payment to his estate of an amount equal to one year of his then-current base salary.

c)	Continuation of coverage in the Company’s healthcare plan under COBRA and at the COBRA rate for his family for a period of one year, during which time the Company will reimburse her for COBRA costs, including the gross-up of such payments for federal taxes.
2.	Disability: During his active employment with the Company, should Mr. Rothamel become totally disabled or unable to perform the essential functions of his position (with reasonable accommodation) for a period of at least 6 months, the Company may elect to terminate his employment at any time thereafter. If the Company elects to terminate his employment due to disability, he will receive the following compensation and benefits:
a)	Continuation of his base salary through the effective date of his termination due to disability.

b)	Payment of an amount equal to one year of his then-current base salary.

c)	Continuation of his Company healthcare plan under COBRA and at the COBRA rate for a period of one year, during which time the Company will reimburse him for COBRA costs, including the gross-up of such payments for federal taxes.
NON-SOLICITATION, NON-COMPETITION AND NON-DISPARAGEMENT
The Company agrees to provide Mr. Rothamel with access to confidential information during his employment under this Agreement. Confidential information means information not generally known and proprietary to the Company or to a third party for which the Company is performing work.
In exchange for being provided with access to this information, Mr. Rothamel agrees that, except as specifically required in the performance of his duties for the

Company, he will not, during the course of his employment by or consulting with the Company, and after termination of his employment by or consulting with the Company, directly or indirectly use, disclose or disseminate to any other person, organization or entity or otherwise employ any confidential information. Mr. Rothamel agrees to deliver to the Company upon the cessation of his employment or consulting, and at any other time upon the Company’s request, all such confidential information and not retain any copies.
Given Mr. Rothamel’s position with the Company, if he engages in any business which is directly or indirectly competitive with the Company in the pawn, payday loan, secondhand sales, or similar types of business (“Competing Business”), such action will inevitably result in the disclosure of confidential information in violation of this Agreement. Mr. Rothamel therefore agrees that, for consideration provided in this Agreement, while he is employed by or consulting with the Company, and for a period of 24 months after the termination date of such employment or consulting, he will not directly or indirectly be employed by, have ownership in, consult with, serve as an advisor to or, in any way, be associated with a Competing Business within the Restricted Territory, without the written approval by the Board of Directors of EZCORP. The term “Restricted Territory” for purposes of this Agreement shall mean those states or provinces in which the Company is doing business, or has committed to do business, as of the time of his termination of employment or consulting.
Mr. Rothamel further agrees that, for consideration provided in this Agreement, while he is employed by or consulting with the Company, and for 24 months after the termination date of such employment or consulting, he will not directly or indirectly solicit, contact or call upon any customer or business contact of the Company with whom he had business dealings while employed by, or consulting with, the Company with the intent to entice them to reduce or stop doing business with the Company or in any other way harm their business relationship with the Company.
Mr. Rothamel further agrees that, for consideration provided in this Agreement, while he is employed by or consulting with the Company, and for 24 months after the termination date of such employment or consulting, he will not recruit, hire or attempt to recruit or hire, directly or by assisting others, any employee of the Company with whom he had contact during his employment with the Company.
Mr. Rothamel agrees that the covenants contained in this Agreement are reasonable and necessary to protect the Company’s legitimate business interests in its Confidential Information and its relationships with customers and contacts. Further, the Company’s obligation to pay the separation payments and provide the separation benefits outlined in the various sections of this Agreement are conditioned upon compliance with all of the provisions in this section of the Agreement, as written.

Any questions concerning the provisions of this Agreement will be settled using Texas law. Good faith disputes or controversy arising under, or in connection with, this Agreement will be settled by arbitration. If arbitration is necessary, such proceeding shall be conducted by final and binding arbitration before an independent arbitrator, selected in accordance with Texas laws and under the administration of the American Arbitration Association. Mr. Rothamel agrees that no particular tax consequences are represented or guaranteed by the provisions of this agreement and that he has been advised to review this agreement with his tax advisor and attorney.
The undersigned agree to this Employment and Compensation Agreement and the individual terms herein.

Joseph L. Rotunda,	Paul E. Rothamel
President & CEO
EZCORP

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